Exhibit 10.24

7 December 2016

Gregory Billings
[Redacted]
[Redacted]

Dear Gregory,
On behalf of Calix, Inc. (the “Company”), I am pleased to present you with this formal offer of employment for the full time position of Senior Vice President (SVP) Services of the Company.
The terms of your position with the Company are as set forth below:
1.Employment Period. The period during which you are employed by the Company pursuant to this letter agreement shall constitute the “Employment Period” hereunder. Subject to fulfillment of any conditions imposed by this letter agreement, your commencement of employment hereunder shall be 19 December 2016 (the “Employment Commencement Date”).
2.Position and Responsibilities.
(a)You shall serve as the Senior Vice President (SVP) Services of the Company, initially working from North Barrington, Illinois. It is expected that you shall initiate the process to transfer to the Company’s headquarters in Petaluma, California, after the Employment Commencement Date. You shall report to the President and Chief Executive Officer of the Company (the “CEO”). You agree to perform in good faith and to the best of your ability all services that may be required of you hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the CEO.
(b)You are expected and agree to devote your full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the CEO or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. You agree that, prior to the Employment Commencement Date, you will resign, step down, or cease to provide service to any other business, job, charitable and civic activity, or consulting activity, other than incidental activities undertaken on behalf of these entities and activities undertaken on behalf of the Company related to these entities that are disclosed to the Company. Notwithstanding the foregoing, however, you shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A hereto; provided, however, that you will devote only such time to those companies as is required to properly discharge your fiduciary duties thereto and you shall, as situations allow, make a good faith effort to resign from such boards as soon as practicable. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, or from investing in investments listed on Attachment A1.

(c)You also understand and agree that you must fully comply with the Company’s standard operating policies, procedures, and practices that are from time to time in effect during the Employment Period.
3.Compensation.
(a)Base Salary. Your starting annual gross base salary (“Base Salary”) will be $300,000.00, to be paid in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions.
(b)Performance Bonus/Variable Compensation. You shall be eligible to receive variable compensation for 2017 targeted at 50% of your Base Salary (the “Variable Compensation”). Variable Compensation shall be based on the achievement of the performance objectives and funding requirements as established under the Company’s Executive Cash Bonus Plan, attached as Attachment B. In addition, six months after your Employment Commencement Date, you shall be eligible for a one-time variable compensation lump-sum bonus payment at a maximum amount of $50,000.00, less applicable deductions and withholdings. This one-time variable compensation lump-sum bonus will be based on performance targets and objectives established within the first thirty-days after your Employment Commencement Date and will be paid (if at all) within 60 days following the six-month anniversary of your Employment Commencement Date.
(c)Stock Option Grant. The Company will recommend that the Compensation Committee of the Company’s Board of Directors (the “Committee”) grant you an option under the Company’s 2010 Equity Incentive Award Plan (“the Plan”) to purchase 300,000 Shares of the Company’s Common Stock (the “Option”). The Option will have an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of the grant. The Option is subject to approval by the Committee and, if approved, the Option will vest over four years from your Employment Commencement Date, with 25% of the Shares vesting on the one-year anniversary of the Employment Commencement Date, and the remainder of the Shares vesting quarterly thereafter in equal installments over the next 36 months. Vesting shall cease upon your last day of active employment with the Company. The remaining terms of the Option will be in accordance with the terms and conditions of the Plan and the written stock option award agreement evidencing the Option.
(d)Stock Option Individual Performance Grant. The Company will recommend that the Committee grant you an option under the “Plan to purchase up to 50,000 shares (the “Shares”) of the Company’s Common Stock (the “Option”) in July 2017. The Option will have an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of the July 2017 Committee meeting (or the date of grant if no such date). The actual number of Shares will be based on the achievement of your performance targets and objectives established by the CEO within the first thirty-days after your Employment Commencement Date. The Option is subject to approval by the Committee and, if approved, the Option will vest over four years from your Employment Commencement Date, with 25% of the Shares vesting on the one-year anniversary of the Employment Commencement Date, and the remainder of the Shares vesting quarterly thereafter in equal installments over the next 36 months. Vesting shall cease upon your last day of active employment with the Company. The remaining terms of the Option will be in accordance with the terms and conditions of the Plan and the written stock option award agreement evidencing the Option.
(e)Signing Bonus. You will be paid a one-time lump sum sign-on bonus of $50,000.00, less applicable deductions and withholdings, on the first pay period following the Employment Commencement Date. This sign-on bonus is expressly conditioned upon your active continued employment for a period of at least 12 months, and shall be deemed an unearned advance until this condition is met. In the event you elect to terminate your employment with the Company within 12 months after the Employment Commencement Date, you agree to repay the sign-on bonus to the Company and if you do not repay such amount then, to the fullest extent permitted under applicable law, you agree that the Company may deduct the amount of the sign-on bonus from any monies that the Company may owe to you.
(f)Withholding. The Company shall deduct and withhold from any compensation payable to you any and all applicable federal, state, local, and foreign income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.
4.Change in Control and Severance Plan. You will be eligible to participate in the Calix, Inc. Executive Change in Control and Severance Plan (“CIC Plan”) as a “Senior Vice President” (as defined in the CIC Plan). A copy of the CIC Plan is attached as Attachment C.
5.Benefits; Reimbursement.
(a)Benefit Plans. During the Employment Period, you shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees from time-to-time, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions, and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.
(b)Vacation, Sick, and Holiday Pay. You shall be entitled to vacation, sick, and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time. You shall be entitled to twenty paid vacation days per year equivalent to that provided to other executive-level employees of the Company.
6.Proof of Right to Work. As a condition of employment, you must provide the Company, within three days after your Employment Commencement Date, with proof of employment eligibility. Such proof is required for the completion of the Form I-9 (Employment Eligibility Verification).
7.Relocation Benefits. After your first twelve months of employment with the Company, you and the CEO agree to discuss relocation options for you and your dependents as it relates to the Company business strategy.  As deemed appropriate, you shall be eligible to receive relocation benefits in accordance with the Company’s relocation policy for executives, a copy of which will be provided to you separately at a later time.   The relocation benefits shall be deemed an advance payment that is expressly conditioned upon your continued active employment with the Company.  In the event you elect to terminate your employment with the Company within twenty-four months after your relocation, you agree to repay all relocation benefits (including all relocation expenses incurred on your behalf) and if you do not repay such amounts then, to the fullest extent permitted under applicable law, you agree that the Company may deduct such amounts from any monies that may the Company may owe to you.
8.Confidential Information and Invention Assignment Agreement. As a condition of employment and the benefits provided by this letter agreement, you are required to timely execute and return the Company’s Confidential Information and Invention Assignment Agreement in the form attached hereto as Attachment D (the “Confidentiality Agreement”). You shall at all times remain subject to the terms and conditions of such Confidentiality Agreement, and nothing in this letter agreement shall supersede, modify, or affect your obligations, duties, and responsibilities thereunder.

9.Termination of Employment. Your termination of employment shall be in accordance with the following provisions:
(a)Upon cessation of your employment for any reason, you, or your estate if applicable, shall be paid any unpaid Base Salary earned under Paragraph 3(a) for services rendered through the date of such termination.
(b)You may voluntarily separate from your employment under this letter agreement at any time, but you are requested to give the Company at least 30 days prior written notice of such resignation.
(c)The Company may terminate your employment with or without Cause (as defined in the CIC Plan) under this letter agreement at any time by providing notice of such termination to you. Such termination shall be effective immediately upon your receipt of such notice, unless otherwise indicated by the notice. If the termination is for Cause, you will receive no notice, pay in lieu of notice, and/or severance whether pursuant to the CIC Plan, by statute, or at common law. If the termination is without Cause, you shall be eligible to receive only the amounts set forth in the CIC Plan.
10.No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You will not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. We also expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
11.At-Will Employment. Your employment with the Company will be on an “at-will” basis, meaning that: (i) either you or the Company may terminate your employment at any time, with or without cause or advance notice, without further obligation or liability other than as expressly set forth in this letter agreement, (ii) the Company reserves the right to modify or amend the terms of your employment at any time at its sole discretion with reasonable advance notice, subject to the provisions of this letter agreement, and (iii) this policy of at-will employment shall reflect the entire agreement and may only be modified in an express written agreement signed by an appropriate officer of the Company.
12.Equal Opportunity/Affirmative Action. As an employee, you will be expected to create, collaborate, and communicate in accordance with the Company’s principles. The Company is an equal opportunity employer that does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, gender identity, gender expression, pregnancy, childbirth or related medical condition, or any other status protected by law. Any questions regarding these policies should be directed to the Company’s Talent and Culture personnel.
13.Disability Accommodation. The Company does not discriminate against disabled applicants who are otherwise qualified and able to perform the essential functions of a particular position. If you are an individual with a disability and require reasonable accommodation in order to perform the essential functions of your position, please contact Diane Prins Sheldahl, Senior Vice President, Talent and Culture. If the accommodation can be accomplished without creating an undue hardship, the Company will be happy to cooperate in making this accommodation.

14.Section 409A. This letter agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“Section 409A”), and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in this letter agreement to the contrary, distributions may only be made under this letter agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. All separation payments to be made upon a termination of employment under this letter agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments under this letter agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” (as that term is defined for purposes of Section 409A), any payment that is determined to constitute a payment of “nonqualified deferred compensation” (as defined for purposes of Section 409A) that is payable by reason of your separation from service and would be payable during the first six months following your separation from service shall be deferred until the expiration of such six month period or until your death, if earlier. With respect to payments that are subject to Section 409A, in no event may you, directly or indirectly, designate the calendar year of a payment. If and to the extent that reimbursements or other in-kind benefits under this letter agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, although the Company has made every effort to ensure that the payments and benefits provided under this letter agreement comply with Section 409A, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.
15.Cessation of Benefits. In the event of a breach by you of any of your obligations of this letter agreement or under the Confidentiality Agreement, you shall cease to be entitled to any further benefits under this letter agreement.
16.Successors and Assigns. This letter agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate, or successor, or in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.
17.Notices.
(a)Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand, or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

(b)If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given 48 hours after deposit in the United States mail addressed to the party to whom such notice, demand, or other communication is to be given as hereinafter set forth:
To the Company:
Calix, Inc.
1035 N. McDowell Blvd.
Petaluma, CA 94954
Attn: President and Chief Executive Officer

To You:
Greg Billings
[Redacted]
[Redacted]

(c)Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.
18.Governing Documents. This letter agreement, together with (i) any equity award agreements, and (ii) all agreements attached hereto or referenced herein, shall constitute the entire agreement and understanding of the Company and you with respect to the terms and conditions of your employment with the Company and the eligibility for any potential severance payments following separation from employment with the Company, and this letter agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between you and the Company relating to such subject matter. This letter agreement may only be amended by written instrument signed by you and myself, the CEO.
19.Governing Law. The provisions of this letter agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by an arbitrator or, if applicable, a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the arbitrator or court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal, or unenforceable in any jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this letter agreement shall continue in full force and effect.

20.Arbitration. You will be subject to the arbitration requirements in this Paragraph 20.
(a)Except as provided herein, each party hereto agrees that any and all disputes which arise out of or relate to your employment, the termination of your employment, or the terms of this letter agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and you and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way your employment with the Company or its termination. The only claims not covered by this letter agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.
(b)Arbitration will be conducted in San Francisco, California. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules” available at www.adr.org/employment), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
(c)During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost you would not be required to bear if you were free to bring the dispute or claim in court. Each party shall bear their own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
(d)The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
(e)This arbitration provision does not prohibit you from pursuing an administrative claim with a local, state or federal administrative agency such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the California Workers’ Compensation Board, but this provision does prohibit you from seeking or pursuing court action regarding any such claim.
21.Counterparts. This letter agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

22.Construction. The language of this letter agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.
23.Indemnification. You will be provided indemnification subject to the terms of any separate written Company indemnification policy.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below and return it to me. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours, Calix, Inc. /s/ Carl Russo Carl Russo President and Chief Executive Officer	ACCEPTED AND AGREED: Signature: /s/ Greg Billings Date: 12/8/2017